Exhibit 4.6
AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT
DATED NOVEMBER 11, 2013 (the "AMENDMENT")

BETWEEN:	AETERNA ZENTARIS, INC., a Corporation duly incorporated, having an office at 100 Market Place, Suite 203, 25 Mountainview Blvd. Basking Ridge, NJ 07920

(hereinafter the "Corporation")

AND:	KEITH SANTORELLI, CPA, domiciled at 18 Mountain Avenue, Wakefield, MA 01880

(hereinafter the "Executive")

WHEREAS, the Corporation and the Executive wish to continue the Executive's employment with the Corporation; and

WHEREAS, in consideration of the Executive's continued employment, the parties wish to modify certain provisions of the Executive's employment agreement dated November 11, 2013 (the "AGREEMENT"),

NOW THEREFORE, in consideration of the terms herein contained and for other good and valuable consideration, the parties hereby agree as follows:

SECTION 1

1.1	Sections 6.3 and 6.4 of the Agreement are hereby deleted and replaced by the following:

6.3	Good Reason. The Executive shall have the right to resign at any time for any of the following reasons, each of which shall constitute Good Reason:

(a)
A more than 25% reduction of the Executive's Base Salary, as increased from time to time, provided such reduction is not warranted and due to either company performance or the Executive's failure to achieve performance standards or objectives as determined by the Senior Vice President and Chief Financial Officer in his sole and absolute discretion and judgment;

(b)	A material reduction (absent the Executive's consent) in the Executive's duties and responsibilities as the Corporation's Vice President, Finance.
Provided, however, no reason set forth in this Section 6.3 shall constitute Good Reason unless the Corporation upon express written notice is given a reasonable period to effect a cure or a correction.

6.4
Voluntary Termination. In the event the Executive wishes to resign for any reason other than for Good Reason, the Executive shall give the Corporation at least sixty (60) days' prior written notice of such resignation. Any such notice properly given shall not relieve either the Executive or the Corporation of their mutual obligations to perform under this Agreement or to relieve the Corporation to compensate the Executive during such notice period for any earned but unpaid salary and bonus and reimburse business expenses incurred but not reimbursed as of his date of termination.

6.5
Termination by Separation of Service or Resignation for Good Reason. In the event that the Executive has a "Separation from Service" within the meaning of a §409A of the US Internal Revenue Code of 1986, as amended (the "Code"), or the Executive resigns for Good Reason: (1) the Executive's right to exercise all then outstanding stock options granted to him shall fully and immediately vest on the effective date of his Separation from Service; (2) the Corporation shall pay to the Executive in a lump sum (less applicable tax withholdings) an amount equal to (1) one times (1X) the sum of his then Base Salary and his then Annual Bonus, pro-rated as applicable; and (3) the Corporation shall provide the benefits then provided to the Executive under Section 5 above by purchasing up to eighteen (18) months of the coverage required under the Consolidated Omnibus Budget Reconciliation Act of 1986 (COBRA). All payments due under this Section shall be paid in US dollars by the Corporation no later than twenty (20) business days after the date of the Executive's Separation from Service unless there is a requirement to delay the payments under this Section 6.6 for six (6) months to avoid a tax on the Executive under §409A of the Code, in which event, the payment shall be so delayed by six (6) months and one day.

In all other respects, the Agreement shall remain in full force and effect and unaltered.
IN WITNESS WHEREOF the parties hereto have duly signed this Amendment on this 29 day of May, 2014.
AETERNA ZENTARIS, INC. (CORPORATION)

By:	DENNIS TURPIN
Senior Vice President and Chief Financial officer

Signed Name

29-05-2014
Date

And:	KEITH SANTORELLI (EXECUTIVE)

Signed Name

29 May 2014
Date